Exhibit 10.32(b)

Amendment to Actuant Corporation

2002 Stock Plan

Section 9.04 of the Actuant Corporation 2002 Stock Plan has been amended to include the following at the end of such Section:

“In no event shall the Committee cancel any outstanding option for the purpose of reissuing the option to the Grantee at a lower exercise price without shareholder approval unless the new option is granted to reflect stock splits, stock dividends, spin-offs or transactions in which the new option preserves the same economic terms as the outstanding option.”

The foregoing amendment to the Actuant Corporation 2002 Stock Plan was adopted by the Board of Directors on January 13, 2003.